UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2007
POTOMAC ELECTRIC POWER COMPANY (Exact name of registrant as specified in its charter)
District of Columbia and Virginia (State or other jurisdiction of incorporation)	001-01072 (Commission File Number)	53-0127880 (IRS Employer Identification No.)
701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)		20068 (Zip Code)
Registrant's telephone number, including area code (202) 872-3526
Not Applicable (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Potomac Electric Power Company Form 8-K
Item 8.01	Other Events.

          On May 30, 2006, Potomac Electric Power Company ("Pepco"), Mirant Corporation ("Mirant") and certain entities affiliated with Pepco and Mirant entered into a Settlement Agreement and Release (the "Settlement Agreement"), which settles all outstanding issues between the parties arising from or related to the Mirant bankruptcy. Separately, Mirant and Southern Maryland Electric Cooperative ("SMECO") entered into a Settlement Agreement and Release (the "SMECO Settlement Agreement"), which resolves certain matters relating to Pepco's ongoing relationship with SMECO. The material terms of the Settlement Agreement and the SMECO Settlement Agreement are described in Pepco's Form 10-Q for the quarter ended June 30, 2007.

          The Settlement Agreement and the SMECO Settlement Agreement were approved by the Bankruptcy Court for the Northern District of Texas on August 9, 2006, but the Bankruptcy Court's approval was appealed to the United States District Court for the Northern District of Texas by certain holders of Mirant bankruptcy claims who had objected to the approval of the Settlement Agreement and the SMECO Settlement Agreement. The District Court subsequently affirmed the Bankruptcy Court's approval of the settlement, but the decision of the District Court was appealed to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit") On August 7, 2007, Pepco, Mirant, SMECO and the objecting creditors entered into a settlement agreement stipulating to the entry of an order dismissing the appeal with prejudice. Pepco and Mirant expect to implement the Settlement Agreement promptly following the entry by the Fifth Circuit of an Order dismissing the appeal. Under the Settlement Agreement, Pepco will receive $450 million in settlement of all of the outstanding issues, which is in addition to a $70 million payment that Pepco received from Mirant in August 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
POTOMAC ELECTRIC POWER COMPANY (Registrant)
Date August 8, 2007		/s/ A. J. KAMERICK Name: Anthony J. Kamerick Title: Vice President and Treasurer
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